Exhibit 10.2

AMENDED AND RESTATED FACILITY AGREEMENT

AMENDED AND RESTATED FACILITY AGREEMENT, dated as of March 13, 2015 (this "Agreement"), between NorthStar Realty Finance Limited Partnership, a Delaware limited partnership (the "Borrower"), NorthStar Realty Finance Corp., a Maryland corporation, and UBS AG, Stamford Branch ("UBS").

This Agreement amends, restates and replaces in its entirety the Facility Agreement dated as of September 26, 2014 (the "Initial Agreement") between NorthStar Realty Finance Corp., a Maryland corporation (the "Initial Borrower"), and UBS.

The Borrower wishes to continue the facility created under the Initial Agreement to borrow up to $500,000,000 in the form of Loans from UBS or its designee from time to time, and UBS is willing to make, or cause its designee to make such Loans, all on and subject to the terms and conditions set forth herein. The Initial Borrower will act as guarantor (in such capacity, the "Guarantor") of the Loans on the terms set forth in the Credit Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and UBS agree as follows:

1.    Definitions. Terms used herein without definition have the meanings assigned to them in a Credit Agreement. In addition, as used herein, the following terms have the meanings given to them below:

"Borrowing" means an extension of credit in the form of Loans under the Credit Agreement pursuant to and in accordance with the terms and conditions set forth herein.

"Borrowing Confirmation" means a notice from the Borrower to UBS in substantially the form of Exhibit B-2 hereto, duly completed and executed.

"Borrowing Confirmation Deadline" means, in relation to a Borrowing Proposal, 12:00 p.m. (New York time) on the date on which such Borrowing Proposal is delivered to the Borrower; provided that, if such Borrowing Proposal is delivered to the Borrower after 12:00 p.m. (New York time) on a Business Day, then the Borrowing Confirmation Deadline for such Borrowing Proposal shall be 12:00 p.m. on the next succeeding Business Day.

"Borrowing Failure" has the meaning given to such term in Section 2(d).

"Borrowing Period" means the period commencing on the Effective Date and ending on September 26, 2015.

"Borrowing Proposal" means a notice from UBS to the Borrower in substantially the form of Exhibit B-1 hereto, duly completed and executed.

"Breakage Costs" means any losses, costs or expenses sustained or incurred by UBS (including, without limitation, any loss (excluding loss of anticipated profits and punitive damages),

cost or expense sustained or incurred by reason of the liquidation or redeployment of deposits or other funds acquired to fund or maintain any Loan) as a consequence of a Borrowing Failure.

"Change in Law" means (a) the adoption of any Law after the date of this Agreement, (b) any change in any Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by UBS (or by any lending office of UBS or by UBS's holding company) with any request, guideline or directive (in each case whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted, issued or implemented.

"Credit Agreement" means, in relation to any Loan made hereunder, a Credit Agreement dated as of the related Borrowing Date among the Borrower, the Guarantor and UBS in the form attached hereto as Exhibit A, duly completed and executed.

"Code" means the U.S. Internal Revenue Code of 1986, as amended.

"Commission" means the U.S. Securities and Exchange Commission.

"Effective Date" means the date on which all of the conditions precedent set forth in Section 3(a) hereof have been satisfied or waived.

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

"Fee Letter" means a Fee Letter between the Borrower and UBS setting forth the fees and other amounts to be payable to UBS by the Borrower in relation to any one or more Loans hereunder. The initial Fee Letter between the Initial Borrower and UBS is dated as of September 26, 2014.

"Governmental Authority" means any federal, state, local, municipal or foreign court or governmental agency, authority, instrumentality, regulatory body (including any board of insurance, insurance department or insurance commissioner), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

"Loan Documents" means, collectively, this Agreement, each Credit Agreement, each Fee Letter and the other documents executed and delivered in connection herewith.

"Loan Party" means the Borrower and the Guarantor.

"Make-Whole Amount" means, in relation to any Borrowing Failure for any Loan, an amount equal to the aggregate amount of losses or costs incurred by UBS as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position relating to such Loans that would, but for such Borrowing Failure, have been made by it.

"Person" means any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, governmental authority or other entity.

"Related Parties" shall mean, with respect to any Person, such Person's affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's affiliates.

"Securities Act" means the United States Securities Act of 1933, as amended.

"Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

2.    Procedures for Borrowings Generally.

(a)    Borrowing Proposal. At any time and from time to time during the Borrowing Period, UBS may deliver Borrowing Proposals to the Borrower, specifying in each such Borrowing Proposal:

(1)    the proposed Borrowing Date for the Loans to be made to the Borrower in connection therewith;

(2)    the aggregate principal amount of such Loans;

(3)    the Maturity Date for such Loans; and

(4)    the Applicable Margin proposed by UBS for such Loans (together with the Fixed Rate that would apply if such Loans were made on the proposed Borrowing Date as Fixed Rate Loans);

provided that:

(i)    the proposed Borrowing Date for such Loans shall be not less than three Business Days after the date on which such Borrowing Proposal is delivered to the Borrower and shall fall within the Borrowing Period;

(ii)    the aggregate principal amount of such Loans shall be not less than $10,000,000;

(iii)    the aggregate principal amount of all Loans theretofore made hereunder, together with the principal amount of the Loans proposed to be made, shall not exceed $500,000,000;

(iv)    the Maturity Date for such Loans shall be no earlier than the date that is 18 months after, and no later than 90 months after, the related Borrowing Date; and

(v)    the aggregate principal amount of Loans made hereunder having a Maturity Date on or prior to September 2016 shall not exceed $200,000,000.

(b)    Borrower Confirmations. If, after receiving a Borrowing Proposal, the Borrower wishes to enter into a Credit Agreement and borrow the Loans in the amounts and having the terms set forth in such Borrowing Proposal, then the Borrower must deliver to UBS a Borrowing Confirmation by no later than the Borrowing Confirmation Deadline. The Borrower may elect in such Borrowing Confirmation that the Loans to be made should be made as Fixed Rate Loans and bear interest at the Fixed Rate specified in the related Borrowing Proposal. If such Borrowing Confirmation is not timely delivered to UBS then such no Loans will be made pursuant to such Borrowing Proposal. If the Borrower has placed an order with UBS to borrow a Loan under this Agreement and UBS has responded to such order by providing a Borrowing Proposal that corresponds with such order, then the Borrower shall be deemed to have consented to such Borrowing and to have timely delivered its Borrowing Confirmation in respect of such Borrowing Proposal.

(c)    Borrowings. If, in response to any Borrowing Proposal, the Borrower has timely delivered its Borrowing Confirmation to UBS as provided above, then (1) prior to the proposed Borrowing Date, UBS shall prepare and deliver to the Borrower and the Guarantor the form of Credit Agreement to be entered into, and the Borrower and the Guarantor shall execute and deliver such Credit Agreement to UBS (whereupon UBS will execute and deliver the same); and (2) on the Borrowing Date set forth in such Borrowing Proposal the Borrower shall borrow, the Guarantor shall guarantee, and UBS shall make (or cause a designee to make) the Loan or Loans described in such Borrowing Proposal pursuant to such Credit Agreement, all on and subject to the other terms and conditions set forth herein (including the terms set forth in Section 3 below).

(d)    Failure to Borrow. If for any reason the Borrower fails to borrow under a Loan to be made by UBS on the Borrowing Date for such Loans as provided in Section 2(c) above, or any of the conditions specified in Section 3 shall not have been fulfilled by the time required on such Borrowing Date, then such occurrence shall constitute a "Borrowing Failure" for purposes hereof. Upon the occurrence of a Borrowing Failure, the Loan Parties shall pay to UBS, in immediately available funds, all Breakage Costs and Make-Whole Amounts owing with respect to the Loans that were to be made on such Borrowing Date.

3.    Conditions Precedent.

(a)    Conditions to First Borrowing. The obligation of UBS to fund any Loans pursuant to the terms hereof and of the other Loan Documents is subject to the satisfaction, on or before the applicable Borrowing Date for the first Borrowing, of the following conditions:

(1)    Opinions; Certain Documents. UBS shall have received the following (each in form and substance satisfactory to it):

(i)    a favorable opinion of Clifford Chance LLP, counsel for the Loan Parties;

(ii)    an Officer's Certificate of the Guarantor as to the absence of any continuing Default or Event of Default and as to the correctness in all material respects of all representations and warranties set forth herein and in the other Loan Documents;

(iii)    a certificate of the Guarantor certifying the incumbency of the Persons executing this Agreement and the other Loan Documents on behalf of the Borrower and the Guarantor and attaching copies of the Borrower's and Guarantor's constitutive documents, good standing certificates and the resolutions authorizing execution of and entry into the Loan Documents, and certifying as to such other matters as are set forth herein and as UBS may reasonably request; and

(vi)    such additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by UBS.

(2)    Representations and Warranties; Covenants and Obligations; No Default. The representations and warranties contained herein and in the other Loan Documents shall be true in all material respects on and as of the date hereof and no Default or Event of Default shall have occurred and be continuing.

(3)    Permitted by Applicable Law. The Loans made by UBS on the terms and conditions herein provided (including the use of the proceeds of such Loans by the Borrower) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System), and UBS shall have received such certificates or other evidence as it may request to establish compliance with this condition.

(4)    Closing Expenses. The Borrower shall have paid all fees, expenses and disbursements (including the fees of counsel to UBS) for which the Borrower is responsible.

(5)    Litigation. There shall not be any pending or threatened litigation or other proceedings (private or governmental) with respect to any of the transactions contemplated hereby or the Loans.

(b)    Conditions to Each Borrowing. The obligation of UBS make Loans in connection with each Borrowing pursuant to the terms hereof and of the other Loan Documents is subject to the satisfaction, on or before the applicable Borrowing Date for the such Loans, of the following conditions:

(1)    Fees and Expenses. UBS shall have received all fees and other amounts payable to it in connection with such Borrowing as are required to be paid pursuant to the terms of the Fee Letter.

(2)    Hedging of Exposure. UBS has hedged its exposure to the Loan Parties in respect of such Loans in the manner and to the extent that UBS has determined in its sole and absolute discretion.

(3)    Representations and Warranties; Covenants and Obligations; No Default. The representations and warranties contained herein and in the other Loan Documents shall be true in all material respects on and as of the such Borrowing Date, and no Event of Default or Default shall have occurred and be continuing.

(4)    Other Conditions. UBS shall have received such additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by UBS, including bring-downs of legal opinions, certificates or other documents previously delivered under this Section 3.2.

(5)    Initial Interest Payment. The Borrower shall have paid in advance the interest for the initial Interest Period (in the case of a Eurodollar Loan) or for the period from the Borrowing Date to but excluding the first Quarterly Date after the Borrowing Date (in the case of a Fixed Rate Loan) as provided in Section 2.05(e) of the Credit Agreement for such Loan.

4.    Representations, Warranties and Certifications. The Loan Parties hereby represent to UBS (which representation will be deemed repeated upon the Borrower's delivery (or deemed delivery) of a Borrowing Confirmation to UBS) that:

(a)     the representations and warranties of each Loan Party contained in Article III of the Credit Agreement are true and correct in all material respects (or, in the case of such representations and warranties qualified as to materiality, in all respects) as if each reference therein to the Credit Agreement included reference to this Agreement and the Fee Letter, and if each reference to the transactions contemplated by the Credit Agreement included reference to the transactions contemplated under this Agreement;

(b)    the Guarantor is registered under Section 12 of the Exchange Act and has filed all reports (such reports filed on or prior to the time as of which representations are made by the Borrower hereunder, the relevant "Exchange Act Reports") required to be filed with the Commission thereunder;

(c)    the Exchange Act Reports, at the time they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act, and did not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading;

(d)     the Guarantor is not in possession of any material nonpublic information that has not been disclosed in public filings;

(e)     the Borrower has not submitted any Borrowing Confirmation solely to create actual or apparent trading activity in any Loans and/or credit default swaps referencing the Loan Party as reference entity (collectively, "Relevant Instruments") or to raise or depress or otherwise manipulate the price of any Relevant Instruments in violation of applicable law; and

(f)     each transaction in credit default swaps referencing a Loan Party as reference entity by UBS or any of its affiliates shall be made at UBS's sole discretion and for UBS's own account; including how, when, whether or at what price to effect such transactions, including the price paid or received under credit default swaps referencing the a Loan Party as reference entity (if any).

5.    Expenses; Indemnity. The Loan Parties shall indemnify UBS and its Related Parties (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding relating to, this Agreement or any of the other Loan Documents or the use of proceeds by the Borrower from any Loans, or any of the transactions contemplated hereby or by any of the other documents referred to herein, whether based on contract, tort or any other theory, whether brought by a third party or by a Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Loan Party against an Indemnitee for breach of such Indemnitee's obligations hereunder, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

6.    Increased Cost; Reduced Return.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, deposit insurance charge or similar requirement against assets of, deposits with or for account of, or credit extended by, UBS; or

(ii)    impose on UBS any other condition, cost or expense (other than Taxes) affecting this Agreement or any other Loan Document or any Loans made by UBS;

and the result of any of the foregoing shall be to increase the cost to UBS of making any Loan or to reduce the amount of any sum received or receivable by UBS hereunder or under the Fee Letters, then the Loan Parties will pay to UBS such additional amount or amounts as will compensate UBS for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If UBS determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on UBS's capital or on the capital of UBS's holding company as a consequence of this Agreement or any other Loan Document or the Loans made by UBS thereunder to a level below that which UBS or UBS's holding company could have achieved but for such Change in Law (taking into consideration UBS's policies and the policies of UBS's holding company with respect to capital adequacy), then from time to time the Loan Parties will pay to UBS such additional amount or amounts as will compensate UBS or UBS's holding company for any such reduction suffered.

(c)    Certificates from UBS. A certificate of UBS setting forth a reasonable calculation of the amount or amounts necessary to compensate UBS or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to a Loan Party and shall be conclusive absent manifest error. The Loan Parties shall pay UBS the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of UBS to demand compensation pursuant to this Section shall not constitute a waiver of UBS's right to demand such compensation; provided that (A) the Loan Parties shall not be required to compensate UBS pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that UBS notifies a Loan Party of the Change in Law giving rise to such increased costs or reductions and of UBS's intention to claim compensation therefor; and (B) if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

7.    Miscellaneous.

(a)    Binding Effect. All agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of UBS and the Loan Parties.

(b)    Amendments. This Agreement may be amended only in a written agreement signed by each party hereto.

(c)    Assignment. Neither Loan Party may assign its rights or obligations under this Agreement to any other Person. UBS and its successors may at any time and from time to time assign its rights under this Agreement to any of its affiliates, but not to any other Person. Any purported assignment in violation of this Section 7(c) shall be void.

(d)    Public Disclosure. The Borrower shall or shall cause the Guarantor to publicly disclose the existence of this Agreement and the amounts and terms of each Credit Agreement that has been entered into hereunder, in each case within five Business Days after execution thereof and in a manner reasonably acceptable to UBS.

(e)    Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing (unless telephonic notice is expressly permitted hereunder) by delivering the same against receipt therefor in person, by electronic mail, by registered or certified mail or by nationally recognized overnight courier, addressed as follows:

If to the Borrower or Guarantor at:

c/o NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, New York 10022
Attention: General Counsel
Phone: 212-547-2600
In each case, with a copy to:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: Robert Villani
Email: robert.villani@cliffordchance.com
Phone: 212-878-8214

If to UBS at:

UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: BPS Agency Group
Email: DL-UBSAgency@ubs.com

Tel: 203-719-4319
Fax: 203-719-4176

Any such notice shall be effective upon delivery, if delivered in person; upon delivery, if delivered by electronic mail; on the fifth day after deposited in the mail, postage prepaid, if delivered by registered or certified mail; and on the day after deposit with a nationally recognized overnight courier, if delivered by overnight courier.

(f)    Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

(g)    Jurisdiction. Each of the parties hereto agrees that any legal suit, action or proceeding arising out of or in connection with or based upon this Agreement or any of the other Loan Documents (each, a "Proceeding") may be instituted in any state or Federal court in the Borough of Manhattan, The City of New York, New York, United States of America; waives, to the extent it may effectively do so, any objection that it may have now or hereafter to the laying of the venue of any such Proceeding; and irrevocably submits to the jurisdiction of any such court in any such Proceeding. Each of the parties hereby irrevocably waives, to the extent permitted by law, any immunity to jurisdiction to which it may otherwise be entitled (including immunity to pre-judgment attachment, post-judgment attachment and execution) in any Proceeding. The provisions of this Section are intended to be effective upon the execution of this Agreement without any further action by any of the parties and the introduction of a true copy of this Agreement into evidence shall be conclusive and final evidence as to such matters.

(h)    Waiver of Jury Trial. Each of UBS, the Guarantor and the Borrower hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (1) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (2) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and all other Loan Documents by, among other things, the mutual waivers and certifications in this Section.

(i)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

(j)    Non-reliance. Each of UBS, the Guarantor and the Borrower confirms to the other that it (i) possesses such knowledge and experience in financial and business matters that it is capable, without reliance on the other party, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of entering into this Agreement and the other Loan Documents and taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and the other Loan Documents is suitable and appropriate for it.

Each of UBS, the Guarantor and the Borrower acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) it has, independently and without reliance on the other party, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement and the other Loan Documents based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance on the other party, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate.

(k)    Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by UBS and its affiliates (including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to UBS, subject to any separately agreed limit on such expenses), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by UBS (including the fees, charges and disbursements of any counsel for UBS) in connection with the enforcement or, during the continuance of an Event of Default, protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section.

(l)    Interpretations. Unless the context otherwise requires, in this Agreement:

(1)    any reference to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or such other agreement or document, as applicable, as the same may have been, or may from time to time be, amended, varied, novated or supplemented in accordance with its terms;

(2)    any reference to a statute or regulation shall be construed as a reference to such statute or regulation as the same may have been, or may from time to time be, amended, varied, novated or supplemented in accordance with its terms;

(3)    the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, clause or other subdivision, and references to "Articles", "Sections" and "Annexes" refer to Articles or Sections of, or Annexes to, this Agreement except as otherwise expressly provided;

(4)    the word "including" shall be deemed to be followed by the words "without limitation";

(5)    any definition shall be equally applicable to both the singular and plural forms of the defined term;

(6)    headings contained in this Agreement are inserted for convenience of reference only and do not affect the interpretation of this Agreement or any provision hereof;

(7)    whenever in this Agreement any Person is named or referred to, the successors and assigns of such Persons shall be deemed to be included; and

(8)    if the date any amount is required to be paid pursuant to this Agreement would fall on a day that is not a Business Day, then such date shall be adjusted to the next following Business Day.

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IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date first written above.

NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP

By: NorthStar Realty Finance Corp., its general partner

By:    __/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

NORTHSTAR REALTY FINANCE CORP.

By:    __/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

UBS AG, STAMFORD BRANCH

By:    _/s/ Darlene Arias________________
Name: Darlene Arias
Title: Director

By:    __/s/ Houssem Daly______________
Name: Houssem Daly
Title: Associate Director

Exhibit A

[Form of Credit Agreement]

Exhibit B-1

[FORM OF]
BORROWING PROPOSAL

UBS AG, STAMFORD BRANCH
677 Washington Boulevard
Stamford, Connecticut 06901

NorthStar Realty Finance Limited Partnership
399 Park Avenue, 18th Floor
New York, New York 10022

[__________ __], 20[__]

This Borrowing Proposal is made under the Amended and Restated Facility Agreement dated as of March [ ], 2015 between UBS AG, Stamford Branch ("UBS") and you (as amended, the "Facility Agreement"). Capitalized terms used but not defined herein have the meanings given to them in the Facility Agreement. The terms of the Borrowing proposed by UBS to be made under the Facility Agreement in respect of this Borrowing Proposal are as follows:

1.	Proposed Borrowing Date:	[__________ __, 20__]
2.	Aggregate Principal Amount of Loan proposed to be made:	[$__________]
3.	Maturity Date of the Proposed Loan:	[__________ __, 20__]
4.	Applicable Margin (if Proposed Loan is made as a Eurodollar Loan)	[____]%
5.	Fixed Rate (if Proposed Loan is made as a Fixed Rate Loan)	[____]%

As provided in the Facility Agreement, you may accept the terms of the Borrowing proposed herein by providing a Borrowing Confirmation on or before the Borrowing Confirmation Deadline, all on and subject to the terms and conditions set forth in the Facility Agreement.

Very truly yours,

UBS AG, STAMFORD BRANCH

By:     ___________________________
Name:
Title:

By:     ___________________________
Name:
Title:

Exhibit B-2

[FORM OF]
BORROWING CONFIRMATION

NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP
399 Park Avenue, 18th Floor
New York, New York 10022

UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901

[__________ __], 20[__]

Re:     Borrowing Proposal dated [__________ __], 20[__]

Ladies and Gentlemen:

We refer to the Borrowing Proposal dated [__________ __], 20[__] (the "Relevant Borrowing Proposal") delivered to NorthStar Realty Finance Limited Partnership ("NRF") in accordance with the Amended and Restated Facility Agreement dated as of March [], 2015 between US AG, Stamford Branch ("UBS") and NRF (as amended, the "Facility Agreement"). Capitalized terms used but not defined herein have the meanings given to them in the Facility Agreement.

A copy of the Relevant Borrowing Proposal is attached hereto as Annex 1. NRF hereby accepts the terms of the Borrowing proposed in the Relevant Borrowing Proposal, all on and subject to the terms and conditions set forth in the Facility Agreement.

[Insert if applicable: The Borrower hereby elects that the Loans to be made pursuant to the Relevant Borrowing Proposal should be made as Fixed Rate Loans and bear interest at the
Fixed Rate specified in the Relevant Borrowing Proposal.]

Very truly yours,

NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP

By: NorthStar Realty Finance Corp., its general partner

By:     ___________________________
Name:
Title:

Date:    [__________ __], 20[__]